For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com

Orbital Reports First Quarter 2004 Financial Results

— Company Announces $50 Million Securities Repurchase Program —

First Quarter Financial Highlights

•	Revenue Climbs 11% to $151 Million

•	Operating Income Increases 51% to $14.2 Million

•	Net Income More Than Triples to $11.5 Million

•	Free Cash Flow Increases to $41.5 Million

•	Earnings Per Share Reaches $0.18

(Dulles, VA 22 April 2004) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the first quarter of 2004, reporting significant improvements in revenues, operating income, net income and free cash flow1 relative to the first quarter of 2003. The company also announced its intention to repurchase up to $50 million of the company’s outstanding debt and/or equity securities over the next 12 months.

Orbital reported first quarter 2004 revenues of $151.4 million, up 11% over first quarter 2003 revenues of $136.7 million. First quarter operating income rose 51% to $14.2 million as compared to first quarter 2003 operating income of $9.4 million. Net income was $11.5 million, or $0.18 per diluted share, for the first quarter of the year versus $3.4 million, or $0.07 per diluted share, in the first quarter of 2003. Free cash flow was $41.5 million for the first quarter of 2004 compared to $11.2 million for the same period in 2003.

“Building on the solid financial results the company produced throughout 2003, Orbital turned in another strong quarter highlighted by growth in revenue and operating income, outstanding free cash flow generation and continued good operational progress,” said Mr. David W. Thompson, Orbital’s Chairman and Chief Executive Officer. “In the first quarter, we were especially pleased with increased revenues and profits in our satellite and related space systems segment, the continuation of generally solid performance by our launch vehicles segment and good progress in our transportation management systems segment.”

[1]	“Free cash flow” is a non-GAAP financial measure discussed in this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

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Orbital Sciences Corporation -21839 Atlantic Blvd., Dulles, VA 20166 — 703-406-5000

Orbital Reports First Quarter 2004 Financial Results

Financial Highlights

Summary financial results for the first quarter of 2004 as compared to the first quarter of 2003 were as follows ($ in millions, except per share data):

	Quarter Ended March 31,
	2004	2003
Revenues	$151.4	$136.7
Operating Income	14.2	9.4
Net Income	11.5	3.4
Diluted Net Income per Share	$0.18	$0.07

Revenues

Orbital’s first quarter revenues rose 11%, from $136.7 million in the first quarter of 2003 to $151.4 million in the first quarter of 2004. This increase was driven by substantial growth in the company’s satellites and related space systems segment, partially offset by decreased revenues in the launch vehicles segment2 and the transportation management systems segment. The increase in satellites and related space systems revenues is primarily attributable to higher revenues from recently awarded satellite contracts. The decrease in launch vehicles revenues is largely due to decreased revenue from the company’s target vehicles product line, offset partially by increased revenue in the company’s missile defense interceptor launch vehicles product line.

Revenues by segment were as follows ($ in millions):

	Quarter Ended March 31,
	2004	2003
Launch Vehicles	$76.5	$80.6
Satellites and Related Space Systems	69.4	48.5
Transportation Management Systems	7.3	9.2
Eliminations	(1.8)	(1.6)

Total Revenues	$151.4	$136.7

Operating Income

Orbital reported operating income of $14.2 million in the first quarter of 2004, a 51% increase over operating income of $9.4 million in the first quarter of 2003. This increase was largely attributable to higher operating income in the satellites and related space systems segment, improved transportation management systems results and a $2.5 million non-recurring gain on the sale of notes receivable, offset partially by lower operating income in the launch vehicles segment. The

[2]	Formerly “launch vehicles and advanced programs” segment.

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Orbital Reports First Quarter 2004 Financial Results

increase in satellites and related space systems operating income was largely due to higher income from several existing and recently awarded satellite contracts. The improvement in transportation management systems operating income was mainly attributable to the absence in 2004 of cost increases on certain contracts and litigation expenses recorded in the first quarter of 2003. The $2.5 million non-recurring gain, recorded as a credit to settlement expense in the first quarter of 2004, resulted from the sale of notes that the company had received from its former affiliate, Orbital Imaging Corporation. The decrease in launch vehicles operating income was primarily attributable to an unfavorable profit adjustment stemming from technical issues and schedule delays on a Taurus rocket contract.

Operating income by segment is as follows ($ in millions):

	Quarter Ended March 31,
	2004	2003
Launch Vehicles	$6.9	$9.2
Satellites and Related Space Systems	4.5	2.7
Transportation Management Systems	0.3	(1.5)
Corporate and Other	2.5	(1.0)

Total Operating Income	$14.2	$9.4

Net Income

Orbital’s first quarter net income was $11.5 million, or $0.18 per diluted share, compared to net income of $3.4 million, or $0.07 per diluted share, in the first quarter of 2003. This increase in net income was due to the $4.8 million increase in operating income discussed above, together with a $3.2 million decrease in interest expense in the first quarter of 2004. The decrease in interest expense is the result of a reduction in the interest rate on the company’s long-term debt and lower amortization of debt costs resulting from refinancing transactions in 2003.

Cash Flow and Balance Sheet

As of March 31, 2004, Orbital’s unrestricted cash balance was $106.2 million. The company had positive free cash flow of $41.5 million in the first quarter of 2004. Approximately $25.4 million of the positive free cash flow was attributable to advanced payments received from customers, resulting in an increase in deferred revenues on the balance sheet.

Orbital Reports First Quarter 2004 Financial Results

The following summarizes the company’s cash flow for the first quarter of 2004 ($ in millions):

First Quarter 2004
Net Cash Provided by Operating Activities	$44.1
Capital Expenditures	(2.6)

Free Cash Flow	41.5
Reduction in Cash Restricted for Letters of Credit	1.6
Proceeds from Issuance of Common Stock	2.2

Net Increase in Cash	45.3
Beginning Cash Balance	60.9

Ending Cash Balance	$106.2

Summary balance sheet data as of March 31, 2004 is as follows ($in millions):

Assets		Liabilities and Equity

Cash and Equivalents	$106.2	Short-Term Debt	$0.3
Other Current Assets	179.3	Other Current Liabilities	156.1
Property and Equipment	81.4	Long-Term Debt	137.6
Goodwill	95.3	Other Non-Current Liabilities	2.4
Other Assets	14.1	Stockholders’ Equity	179.9

Total Assets	$476.3	Total Liabilities and Equity	$476.3

New Business Highlights

During the first quarter of 2004, Orbital booked approximately $70 million in new firm and option contracts. In addition, the company received approximately $65 million of option exercises under existing contracts. At March 31, 2004, the company’s firm backlog was approximately $943 million and its total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.43 billion.

Operational Highlights

Orbital successfully carried out two major space systems missions in the first quarter of 2004. In January, Orbital conducted the third successful launch of the company’s Orbital Boost Vehicle (OBV) interceptor in support of the U. S. Missile Defense Agency’s Ground-based Midcourse Defense system. Orbital’s Hyper-X hypersonic research launcher, which the company developed for NASA, also performed its first successful mission in March.

In the second quarter, Orbital is planning to carry out five space missions and an additional nine major product deliveries. The second quarter operational schedule includes the launch of a Taurus rocket carrying a satellite for the National Space Program of the Republic of China, the fourth launch of the OBV interceptor, several additional OBV deliveries, a group of scientific satellite deliveries and the launch of three target launch vehicles.

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Orbital Reports First Quarter 2004 Financial Results

2004 Guidance Update

Orbital is forecasting full-year 2004 revenues to be in the range of $660 to $670 million and operating income margin in the range of 7% to 8% of revenues. Free cash flow is forecasted to be in the range of $40 to $50 million. In addition, the company may receive up to $22 million in cash proceeds from the exercise of common stock warrants that expire this year. Based on estimated average diluted shares of 66 to 67 million, Orbital anticipates that its 2004 diluted earnings per share will be in the range of $0.60 to $0.65.

The following table summarizes the company’s updated and previous guidance for 2004:

	Updated Guidance	Previous Guidance
	(April 2004)	(February 2004)
Revenue (millions)	$660 to 670	$640 to 660
Operating Income Margin	7.0 to 8.0%	7.0 to 8.0%
Diluted Earnings per Share	$0.60 to 0.65	$0.55 to 0.65
Average Diluted Shares (millions)	66 to 67	66 to 67
Free Cash Flow (millions)	$40 to 50	$30 to 40

Securities Repurchase Program

In April 2004, Orbital’s Board of Directors authorized the purchase of up to $50 million of the company’s outstanding debt and/or equity securities over the next 12 months. The company may repurchase its 9% senior notes due 2011, common stock or common stock warrants that expire in 2006, or a combination thereof. Shares of common stock may be purchased from time to time in open market, block purchase or negotiated transactions. The warrants and notes may be purchased in negotiated transactions. The timing, amount and type of securities to be repurchased will be determined based on the company’s loan covenants, market conditions and other factors. The following outstanding securities are subject to the repurchase program: $135 million of 9% senior notes due 2011; approximately 48.7 million shares of common stock; and approximately 135,000 warrants to purchase approximately 16.5 million shares of common stock with an exercise price of $3.86 per share that expire in 2006.

Disclosure of Non-GAAP Financial Measures

The company uses a non-GAAP (Generally Accepted Accounting Principles) financial measure, free cash flow, within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define this measure differently. Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.

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Orbital Reports First Quarter 2004 Financial Results

About Orbital

Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.

A transcript of the earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, as amended, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.

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Orbital Reports First Quarter 2004 Financial Results

Orbital Sciences Corporation
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	For the Quarter Ended
	March 31,
	2004	2003
Revenues	$151,372	$136,681
Costs of goods sold	126,454	110,447

Gross profit	24,918	26,234
Research and development expenses	1,742	1,582
Selling, general and administrative expenses	11,509	14,265
Settlement expense (income)	(2,538)	1,000

Income from operations	14,205	9,387
Other income, net	426	117
Interest expense	(2,909)	(6,068)

Income before provision for income taxes	11,722	3,436
Provision for income taxes	(228)	—

Net income	$11,494	$3,436

Basic net income per share	$0.24	$0.08

Diluted net income per share	$0.18	$0.07

Shares used in computing basic net income per share	48,048	45,753
Shares used in computing diluted net income per share	65,370	51,123

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Orbital Reports First Quarter 2004 Financial Results

Orbital Sciences Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2004	2003
Assets	(Unaudited)
Cash	$106,173	$60,900
Receivables, net	144,825	149,508
Inventory	12,626	12,642
Other current assets	21,889	24,754

Total current assets	285,513	247,804
Property, plant and equipment, net	81,364	82,364
Goodwill	95,293	95,293
Other non-current assets	14,100	13,839

Total Assets	$476,270	$439,300

Liabilities and Stockholders’ Equity
Short-term borrowings	$301	$297
Accounts payable and accrued expenses	114,303	116,026
Deferred revenues	41,739	16,292

Total current liabilities	156,343	132,615
Long-term debt	137,588	137,116
Other non-current liabilities	2,395	2,692
Total stockholders’ equity	179,944	166,877

Total Liabilities and Stockholders’ Equity	$476,270	$439,300

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Orbital Reports First Quarter 2004 Financial Results

Orbital Sciences Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	For the Quarter	For the Quarter
	Ended	Ended
	March 31, 2004	March 31, 2003
Net income	$11,494	$3,436
Depreciation and amortization	3,652	3,893
Amortization of debt costs	234	1,772
Changes in assets and liabilities	29,460	3,379
Other	(678)	380

Net cash provided by operating activities	44,162	12,860
Capital expenditures	(2,628)	(1,660)
Change in cash restricted for letters of credit	1,567	—

Net cash used in investing activities	(1,061)	(1,660)
Repayment of debt and other	(69)	(491)
Net proceeds from issuance of common stock	2,241	226

Net cash provided by (used in) financing activities	2,172	(265)

Net increase in cash	45,273	10,935
Cash, beginning of period	60,900	43,440

Cash, end of period	$106,173	$54,375

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